Exhibit 99.1

Kopin Provides Business Update and Third Quarter 2016 Operating Results

  Technology and Design-in Progress on Track
  Significant Revenue Growth Expected in 2017
  Major Announcements Expected at CES and Mobile World Congress
  Strong Financial Position Maintained

WESTBOROUGH, Mass.--(BUSINESS WIRE)--October 27, 2016--Kopin Corporation (NASDAQ: KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the third quarter ended September 24, 2016.

“The enthusiasm and excitement around wearables continues to grow and Kopin made further progress in the third quarter testing and evaluating opportunities with potential partners,” said Dr. John C.C. Fan, Kopin’s President and CEO. “We are confident our displays, optics and Whisper™ Chip technology will be key components in many upcoming products from global technology companies. On my recent trip to Asia to further many of these opportunities, it became clear that Asian companies are ahead in monetizing augmented reality (AR) and virtual reality (VR), and many are close to commercial manufacturing. It also confirmed that the Asian view around these emerging technologies is more closely aligned with Kopin’s thoughts: AR/VR should be used for mobile applications, with interface to a smart phone and not a stationary PC; the headsets should be small, light weight and comfortable to wear but still provide an immersive experience; and the devices should be voice centric and not touch centric. With this similar outlook and the technology to power it, Kopin is a highly respected partner in Asia and would place Kopin products across different verticals and companies throughout Asia.

“In fact, we are already seeing this view played out by Softbank, which has recently exhibited our Solos™ wearables in Japan. Solos, our headset targeted to the elite cycling community, features Kopin’s unique Pupil Optics and micro display. Solos uses our world’s smallest heads-up display module and pairs it with our best in class performance tracking, precision training tools and other useful features. The response from our Kickstarter campaign was very strong, and we are exploring refinements to target Solos at other markets such as runners.

“Even without these developments utilizing our new technologies, our core business is on track for significant revenue growth next year. Production is under way for the displays Kopin provides to the world’s most advanced augmented reality pilot helmet used in the Joint Strike Fighter (F-35). The program is progressing in line with typical new programs, and we look for revenues from this opportunity to increase in 2017. We received additional orders for shipments under the Family of Weapon Sight – I (FWS-I) program, which is an integrated night vision targeting solution. These shipments are part of the Low Rate Initial Production (LRIP) phase of the program. We also expect to receive development contracts by year end for the companion program to the FWS-I, the Family of Weapon Sight – C (FWS-C) and we look for revenues to grow throughout 2017 from both programs.

“Another opportunity is the new Scott Sight for firefighters introduced by Scott Safety, a division of Tyco. Kopin is providing the display module for the world’s first in-mask thermal imaging camera system that provides firefighters improved visibility in smoke-filled environments. Currently firefighters carry a thermal imaging camera in their hands which impedes their ability to perform. Popular Science just awarded the Scott Sight a “Best of What’s New” award due to the ‘situational intelligence’ the headset provides to firefighters. We look for strong revenue growth in this segment in 2017. One can expect new applications for Kopin’s technology in the health and safety fields, where the use of AR can enhance situational awareness and productivity. VR is also helping to drive our sport drone business, primarily out of China, and we are on track for that business to grow 30-40% this year, increasing again next year.

“In the third quarter of 2016 we had 11 new patents granted and 11 new applications. Our portfolio of over 300 patents and patent pendings covers various wearables technologies and designs and helps ensure Kopin will be a leading provider for mobile AR/VR markets. With over $84 million in cash and equivalents and marketable securities at the end of the third quarter of 2016 we have the financial resources to fund our current plans and the opportunities ahead with partners. We are very encouraged by our progress this year and are very excited to see these achievements monetized in 2017,” concluded Dr. Fan.

We expect exciting developments in the next six to nine months, with major announcements in the coming CES in January, 2017 and Mobile World Congress in March, 2017 and we hope you will have an opportunity to visit us at these major shows.

Third Quarter Financial Results

Total revenues for the third quarter ended September 24, 2016 were $5.8 million, compared with $8.0 million for the third quarter ended September 26, 2015. Sales of products for wearable applications were $1.5 million for the third quarter of 2016 as compared to $3.5 million in the third quarter of 2015. Included in the third quarter of 2015 revenues was $1.8 million related to renegotiated contract terms due to the customer’s lowered forecasted program volumes.

Research and development (R&D) expenses for the third quarter of 2016 were $4.1 million compared with $4.0 million for the third quarter of 2015.

Selling, general and administrative (SG&A) expenses were $4.0 million for the third quarter of 2016 as compared with approximately $4.6 million for the same period in 2015.

Net loss attributable to the controlling interest for the third quarter of 2016 was $7.8 million, or $0.12 per share, compared with net loss of $4.7 million, or $0.07 per share, for the third quarter of 2015.

We have maintained our strong financial position. Net cash used in operating activities for the nine months ended September 24, 2016 was approximately $19.4 million. Kopin’s cash and equivalents and marketable securities were approximately $84.3 million at September 24, 2016 as compared to $80.7 million at December 26, 2015 and we have no long-term debt.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended September 24, 2016 for final disposition.

Financial Results Conference Call

In conjunction with its third quarter 2016 financial results, Kopin will host a teleconference call for investors and analysts at 8:30 a.m. ET today. To participate, please dial (877) 709-8150 (U.S. and Canada) or (201) 689-8354 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and solutions for integration into head-worn computing and display systems to military, industrial and consumer customers. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, system and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Kopin, Whisper, and Solos are trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to our expectation that we are confident our displays, optics and Whisper Chip technology will be key components in many upcoming products from global technology companies; our core business is on track for significant revenue growth next year; the F-35 program is progressing in line with typical new programs, and we look for revenues from this opportunity to increase in 2017; we also expect to receive development contracts by year end for the companion program to the FWS-I, the Family of Weapon Sight – C (FWS-C) and we look for revenues to grow throughout 2017 from both programs; we look for strong revenue growth in the public safety segment in 2017; for new applications for Kopin’s technology in the health and safety fields; we are on track for our sport drone business to grow 30-40% this year, increasing again next year; with over $84 million in cash at the end of the third quarter of 2016 we have the financial resources to fund our current plans and the opportunities ahead with partners; and our expectation of exciting developments in the next six to nine months, with major announcements in the coming CES in January, 2017 and Mobile World Congress in March, 2017. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: there may not be demand for our products and therefore they may not be key components in products from global technology companies; our core business may not grow next year; revenues from the F-35 program may not increase in 2017; the F-35 program may be postponed or cancelled; we may not receive development contracts for the FWS-C program; our revenue from the FWS-I and FWS-C program may not increase in 2017; our sports drone business may not increase 30-40% this year and may not increase next year; our $84 million in cash and marketable securities might not be sufficient financial resources to fund our current plans and the opportunities ahead with partners; the final amounts in the Company’s Form 10-Q for the period ended September 24, 2016 may differ from the amounts included in the release above; it may take longer than the Company estimates to develop products; the Company’s products may not be accepted by the market place; there may be issues that prevent the adoption or further development of the Company’s wearable computing technologies; manufacturing, marketing or other issues may prevent either the adoption or acceptance of products; the Company might be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may be unsuccessful; the Company could experience the loss of significant customers; costs to produce the Company’s products might increase significantly, or yields could decline; the Company’s customers might be unable to ramp production volumes of their products, or the Company’s product forecasts could turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its goals; we are dependent upon certain sole source providers of some components of our products and if such providers are not able to provide us such components for any reason, including, without limitation, U.S. regulatory issues such as compliance with EPA regulations, we could be delayed in shipping some of our products; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 26, 2015, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company and only as of the date on which they are made. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this release.

Kopin Corporation
Condensed Consolidated Balance Sheets

	September 24, 2016	December 26, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$84,305,386	80,710,780
Accounts receivable, net	1,761,276	1,574,973
Inventory	3,197,984	2,512,473
Prepaid and other current assets	1,088,921	1,357,996
Note receivable		15,000,000
Total current assets	90,353,567	101,156,222

Equipment and improvements, net	2,442,943	2,677,103
Goodwill	869,984	946,082
Property and plant, held for sale	-	819,263
Other assets	618,563	461,416

Total assets	$94,285,057	$106,060,086

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,904,476	3,959,704
Accrued expenses	5,243,478	4,702,574
Deferred income taxes	2,570,000	1,207,000
Billings in excess of revenue earned	1,274,826	1,407,566

Total current liabilities	12,992,780	11,276,844

Lease commitments	259,404	298,463

Total Kopin Corporation stockholders' equity	80,794,444	94,740,875
Noncontrolling interest	238,429	(256,096)
Total stockholders' equity	81,032,873	94,484,779
Total liabilities and stockholders' equity	$94,285,057	$106,060,086

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Revenues:
Component revenues	$5,522,584	$7,119,145	$15,597,247	$23,734,238
Research and development revenues	272,222	881,781	671,972	3,708,286
	5,794,806	8,000,926	16,269,219	27,442,524
Expenses:
Cost of component revenues	4,577,960	5,357,217	13,907,848	17,000,729
Research and development	4,123,268	4,008,391	12,282,620	13,752,593
Selling, general and administrative	3,961,135	4,558,609	12,004,249	14,053,050
Gain on sale of property and plant	-	-	(7,700,522)	-
	12,662,363	13,924,217	30,494,195	44,806,372

Loss from operations	(6,867,557)	(5,923,291)	(14,224,976)	(17,363,848)

Other (expense) income, net	(1,016,761)	1,199,141	(1,158,859)	9,605,338

Loss before (provision) benefit for income taxes, equity loss in unconsolidated affiliate and net loss (income) from noncontrolling interest	(7,884,318)	(4,724,150)	(15,383,835)	(7,758,510)

(Provision) benefit for income taxes	18,427	62,500	(2,085,573)	37,500

Loss before equity loss in unconsolidated affiliate and net loss (income) from noncontrolling interest	(7,865,891)	(4,661,650)	(17,469,408)	(7,721,010)

Equity loss in unconsolidated affiliate	-	-	-	(47,443)

Net loss	(7,865,891)	(4,661,650)	(17,469,408)	(7,768,453)

Net loss (income) attributable to noncontrolling interest	42,737	(13,690)	(400,310)	36,094

Net loss attributable to controlling interest	$(7,823,154)	$(4,675,340)	$(17,869,718)	$(7,732,359)

Net loss per share:
Basic	$(0.12)	$(0.07)	$(0.28)	$(0.12)
Diluted	$(0.12)	$(0.07)	$(0.28)	$(0.12)

Weighted average number of common shares outstanding:
Basic	64,047,852	63,068,321	64,012,490	63,072,668
Diluted	64,047,852	63,068,321	64,012,490	63,072,668

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Display Revenues by Category (in millions)
Wearable Applications	$1.5	$3.5	$5.9	$10.6
Military Applications	1.2	1.9	3.6	8.9
Industrial Applications	2.4	1.2	4.6	2.9
Consumer Electronics Applications	0.4	0.5	1.5	1.3
Research and Development	0.3	0.9	0.7	3.7
Total	$5.8	$8.0	$16.3	$27.4

Stock-Based Compensation Expense
Continuing Operations
Cost of component revenues	$136,000	$159,000	$426,000	$620,000
Research and development	129,000	166,000	378,000	670,000
Selling, general and administrative	263,000	439,000	675,000	1,496,000
	$528,000	$764,000	$1,479,000	$2,786,000

Other Financial Information
Depreciation and amortization	$310,000	$670,000	$962,000	$1,860,000
Capital expenditures	$12,000	$114,000	$317,000	$765,000

CONTACT:
Kopin Corporation
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com